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                                                                   EXHIBIT 10.20

                   EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

         This Separation Agreement and Release is made and entered into between Central Freight Lines, Inc. ("the Company") and Joseph Gentry ("Employee"). Whereas, the parties have negotiated in good faith and have reached a mutually satisfactory separation and settlement agreement;

         IT IS THEREFORE AGREED AS FOLLOWS:

         1. Central will pay regular wages through and including March 9, 2002, (date of separation), at which time Employee will no longer be employed by the Company. Any remaining vacation time will be paid to the Employee on this final check. The vacation balance as of March 9, 2002 will be 114.82 hours.

         2. All employee benefits will be ended effective on the separation date above. The Employee will be eligible for continuation of health insurance coverage through C.O.B.R.A. or under the Retiree Insurance option if applicable.

         3. The Employee will return all Central property immediately including but not limited to keys, name badge, laptop computer, credit cards and any other Central property.

         4. The Company shall allow Employee to keep his Company vehicle and all accessories. The Company will take the necessary steps to transfer title to Employee. Employee will be responsible for any tax, title and license fees due upon transfer of the vehicle. Employee will also be responsible for maintaining insurance on the vehicle.

         5. The Employee will be eligible to be reimbursed for any and all company business related expenses that have occurred prior to the separation date above.

         6. The Employee agrees to serve as a consultant for Central Freight Lines. In return, the Employee will receive contract payments for a period of six months. These payments will be made on a biweekly basis and will be equivalent to the Employees current gross biweekly wages. The Employee will be responsible for all applicable taxes. During this period of time, Central will absorb the premiums for the Retiree insurance plan if elected.

         7. The Employee will be issued a separate consulting agreement. This agreement will include new stock options. The Employee agrees by executing these agreements to waive all rights to previously issued vested and non-vested stock options. Both agreements must be executed for completion. Neither agreement is mutually exclusive.

         8. In consideration of the promises, payments and benefits provided herein, which are in addition to any form of compensation to which Employee is already entitled, and in full compromise and settlement of any and all claims and causes of action arising before and up to the date of this Agreement, the Employee knowingly and voluntarily agrees to:

                  A. Waive all rights, claims and causes of action or lawsuits arising under common law, local, state, or federal law against Central, its predecessor, successor, subsidiaries, affiliates and any officers, agents, employees or

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                           representatives of same as to any matter relating to
                           or arising out of Employee's employment with the Company and accruing on or before the date this Agreement is executed; and

                  B. Waive all rights, claims, causes of action or lawsuits arising under the Age Discrimination in Employment Act of 1967, Title VII or the Civil Rights Act of 1967, Title VII of the Civil Rights Act of 1967, as amended, the Texas Commission on Human Rights Act or any and all other claims, rights or causes of action against Central which relate to Employee's employment with Central and accruing on or before the date this Agreement is executed.

         9. Employee acknowledges that he/she has been advised and is hereby advised to consult with an attorney prior to signing this Agreement and that he/she has been given a period of at least 21 days in which to consider this Agreement.

         10. All parties agree that for a period of 7 days following the signing of this Agreement, the Employee may revoke the Agreement. The Agreement shall not become effective or enforceable until the revocation period has expired.

         11. The parties hereto acknowledge that this Agreement is entered into in order to ensure that the separation of Employee from Central is amicable, that neither party will take any actions inconsistent with the spirit and intent of this Agreement, and the parties further agree to keep the terms and provisions of this Separation Agreement confidential.

         12. It is understood and agreed between the parties hereto that this Release is a general release and is understood to be complete and full, without limitation, including but not limited to any claims or damages of any kind or character, court costs, attorneys' fees, injunctive relief, or anything else whatsoever, and is binding upon the parties hereto, their successors, assigns, heirs, executors, administrators and legal representations.

         13. This Employment Separation Agreement and Release is made and entered into within the State of Texas and in all respects shall be interpreted, construed, enforced and governed in accordance with the laws of the State of Texas. This Employment Separation Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties. No oral understandings, statements, promises or inducements contrary to the terms of this Employment Separation Agreement exist. This Agreement cannot be modified, changed or terminated orally.

         14. The Employee acknowledges that this Agreement is entered into knowingly, freely and voluntarily, and for the consideration expressed herein.

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BY MY SIGNATURE BELOW, I ACKNOWLEDGE THAT I HAVE READ, UNDERSTOOD AND AGREE TO
ALL THE TERMS OF THIS AGREEMENT.

          This Agreement is entered into this 21st day of Feb., 2002.

                                        /s/ Joseph Gentry

                                        Joseph Gentry

Return to Waco Human Resources, P.O. Box 2638, Waco, Texas 76702-2638

If you have questions regarding this agreement, contact David Mueck at (254) 741-5241.

          This Agreement is entered into this 21st day of Feb., 2002.

                                         CENTRAL FREIGHT LINES, INC.

                                         By: /s/ Pat Curry

                                                 Pat Curry

                                         Title: Executive Vice President